Exhibit 99.1

NEWS RELEASE

	Contacts:	James E. Braun, CFO
Newpark Resources, Inc.
281-465-6800
FOR IMMEDIATE RELEASE
Ken Dennard, Managing Partner
Karen Roan, Sr. VP
Dennard Rupp Gray & Easterly, LLC
713-529-6600
NEWPARK RESOURCES REPORTS FOURTH QUARTER
AND YEAR-END 2006 RESULTS
Company also announces growth strategy and is exploring strategic alternatives for Environmental Services business
THE WOODLANDS, TX — March 8, 2007 — Newpark Resources, Inc. (NYSE: NR) today announced results for the fourth quarter and year ended December 31, 2006. The fourth quarter results include a pretax charge of $72.6 million related to the impairment of certain goodwill, tangible and intangible assets of the Environmental Services business. As a result, the Company reported a net loss of $42.1 million, or $0.47 per share, for the fourth quarter of 2006. The Company also announced that as a part of its newly developed strategic plan, it is exploring alternatives for its Environmental Services business, including its potential sale.
     Paul Howes, President and Chief Executive Officer of Newpark, stated, “We are pleased to report adjusted income from continuing operations of $8.8 million, or $0.10 per share, for the fourth quarter of 2006. Our core Fluid Systems and Engineering segment performed well during the quarter, with revenues and operating margins improving sequentially over the third quarter of 2006. We also experienced notable strength in our international operations during the quarter. For the full year, we generated total revenue growth of over 20% and experienced a strong improvement in our drilling fluids operating margins. While we have seen a slight slowdown of rig activity in recent months in some markets, we believe that 2007 will see overall higher drilling activity when compared to 2006.
     “After a thorough strategic planning process, we are now pleased to begin clarifying our corporate strategy to drive improved performance and position Newpark for growth. Our strategy has two primary elements.

     “The first element in our strategy is to grow Drilling Fluids, which is currently approximately 70% of our revenues, and deliver improved performance over the drilling cycle through continued investment in technology, acquisition, international expansion and diversification into oil producing areas which will complement our current domestic natural gas focus. We believe that these actions, implemented over time, should provide us with more balanced earnings growth for the future.
     “Our second element in the strategy consists of our previously announced plan to combine the five separate Mats and Integrated Services business units into one unit. In doing so, we plan to eliminate operational cost redundancies and leverage our market position in Mats to facilitate a long-term plan of growing this business and becoming a broad based provider of drilling site services. In short, we do not want to let the moniker ‘Mats’ constrain our scope of service and geography. Rather, we will seek to enhance our Mats service offerings to become a complete provider for an operator’s critical drilling infrastructure needs. This is an important strategic change in the Company’s focus that we believe will open up new opportunities and help drive growth.
     Howes continued, “Finally, while the Environmental Services business maintains a leadership position in its core Gulf Coast region, we have concluded that it no longer fits our long-term goals for growing the Company. As a result, we are exploring our alternatives with this segment, including a potential sale of this business. We believe this decision will allow us to focus more on our core Fluids and Mats businesses, as well as deploy capital more effectively.
     “We look forward to the execution of our growth strategy over the next several years and communicating significant developments as they occur,” concluded Howes.
FOURTH QUARTER 2006 RESULTS
     Beginning in the fourth quarter of 2006, Newpark began reporting Newpark Environmental Water Solutions (NEWS) as a discontinued operation; consequently its results for historical periods have been removed from continuing operations.
     Newpark reported revenues totaling $167.3 million for the fourth quarter of 2006 compared to revenues of $144.9 million for the fourth quarter of 2005 and compared to revenues of $169.9 million for the 2006 third quarter. Newpark reported a loss from continuing operations of $42.0 million, or $0.47 per share, for the fourth quarter of 2006 compared to income from continuing operations of $7.0 million, or $0.08 per diluted share, in the fourth quarter of 2005 and compared to income from continuing operations of $10.3 million, or $0.11 per diluted share, for the 2006 third quarter. The fourth quarter 2006 results include a pretax charge of $72.6 million related to the impairment of certain goodwill, tangible and intangible assets of the Environmental Services business. Additionally, the fourth quarter of 2006 includes $1.3 million of legal and investigation costs associated with the 2005 accounting restatement and resulting litigation. Exclusive of the impairment and legal costs, 2006 fourth quarter earnings from continuing operations are $8.8 million, or $0.10 per diluted share, as set forth on the attached Reconciliation of non-GAAP Earnings.
2006 RESULTS
     Newpark reported revenues totaling $668.2 million for 2006 compared to revenues of $553.6 million for 2005, an increase of 20.7%. Newpark reported a loss from continuing operations of $18.4 million, or $0.21 per share, for 2006 compared to income from continuing operations (after preferred stock dividends) of $22.5 million, or $0.26 per diluted share, in 2005. Net loss for 2006 was $32.3 million, or $0.36 per share, which includes a loss on discontinued operations of $13.9 million, or $0.15 per share. Income from continuing operations adjusted for the fourth quarter 2006 impairment charge and other items, as set forth on the attached Reconciliation of non-GAAP Earnings, was $30.1 million, or $0.34 per diluted share.
CONFERENCE CALL
     In conjunction with this release, Newpark has scheduled a conference call, which will be broadcast live over the Internet, for Friday, March 9, 2007 at 9:30 a.m. Eastern Time / 8:30 a.m. Central Time. To participate in the call, dial (303) 262-2143 and ask for the Newpark Resources conference call at least 10 minutes prior to the start time, or access it live over the Internet at www.newpark.com. For those who cannot listen to the live call, a replay will be available through March 16, 2007 and may be accessed by dialing (303) 590-3000 and using pass code 11082391#. Also, an archive of the webcast will be available shortly after the call at www.newpark.com for 90 days.
     Newpark Resources, Inc. is a worldwide provider of drilling fluids, environmental waste treatment solutions, and temporary worksites and access roads for oilfield and other commercial markets. For more information, visit our website at www.newpark.com.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act that are based on management’s current expectations, estimates and projections. All statements that address expectations or projections about the future, including statements about Newpark’s strategy for growth, product development, market position, expected expenditures and financial results are forward-looking statements. Some of the forward-looking statements may be identified by words like “expects,” “anticipates,” “plans,” “intends,” “projects,” “indicates,” and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Newpark, particularly Amendment No. 2 to its Annual Report on Form 10-K/A for the year ended December 31, 2005, and its Quarterly Reports on Form 10-Q for the first, second and third quarters of 2006,, as well as others, could cause results to differ materially from those stated. These factors include, but are not limited to, the results of several class action and derivative lawsuits against Newpark and certain of our current and former directors and former officers; the results of the internal investigation into accounting matters by Newpark’s Audit Committee; changes in the laws, regulations, policies and economic conditions, including inflation, interest and foreign currency exchange rates, of countries in which Newpark does business; competitive pressures; successful integration of structural changes, including restructuring plans, acquisitions, divestitures and alliances; cost of raw materials, research and development of new products, including regulatory approval and market acceptance; and seasonality of sales of Newpark products. Newpark’s filings with the Securities and Exchange Commission can be obtained at no charge at www.sec.gov, as well as through our website at www.newpark.com.
Tables to follow
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Newpark Resources, Inc.
Consolidated Income Statement
($000s, except per share data)

(Unaudited)	Quarter Ended December 31,		Year Ended December 31,
(In thousands, except per share data)	2006	2005	2006	2005

Revenues	$167,332	$144,879	$668,199	$553,632
Cost of revenues	142,437	127,824	577,514	493,275

	24,895	17,055	90,685	60,357

General and administrative expenses	6,180	2,359	20,022	9,545
Provision for uncollectible accounts	659	302	1,733	843
Impairment of long-lived assets	72,636	—	72,636	—

Operating (loss) income	(54,580)	14,394	(3,706)	49,969

Foreign currency exchange loss (gain)	579	(184)	392	(527)
Interest and other (income) expense	(134)	92	(402)	(158)
Interest expense	4,748	3,757	19,975	16,155

(Loss) income from continuing operations before income taxes	(59,773)	10,729	(23,671)	34,499
(Benefit) provision for income taxes	(17,790)	3,726	(5,246)	11,450

(Loss) income from continuing operations	(41,983)	7,003	(18,425)	23,049
(Loss) income from discontinued operations, net of taxes	(140)	2	(13,856)	(268)

Net (loss) income	(42,123)	7,005	(32,281)	22,781
Less:
Preferred stock dividends	—	—	—	509

Net (loss) income applicable to common shares	$(42,123)	$7,005	$(32,281)	$22,272

Weighted average common shares outstanding (basic and diluted)	89,333	88,966	89,488	86,454

Net (loss) income per common share (basic and diluted):
Continuing operations	$(0.47)	$0.08	$(0.21)	$0.27
Discontinued operations	(0.00)	0.00	(0.15)	(0.00)
Preferred stock dividends	0.00	0.00	0.00	0.01

(Loss) income applicable to common shares	$(0.47)	$0.08	$(0.36)	$0.26

Newpark Resources, Inc.
Segment Comparison
($000s)

	Quarter Ended					Year Ended December 31,
	12/31/2006	9/30/2006		12/31/2005		2006		2005
Segment revenues
Fluids systems and engineering	$129,091	$125,130		$101,648		$481,378		$384,208
Mat and integrated services	21,704	26,451		27,239		116,898		109,525
Environmental services	16,537	18,324		15,992		69,923		59,899

Total Segment Revenues	$167,332	$169,905		$144,879		$668,199		$553,632

Segment operating income
Fluids systems and engineering	$20,877	$20,454	(a)	$11,597	(b)	$67,765	(c)	$40,589	(b)
Mat and integrated services	2,306	4,378		2,439		14,623		12,963
Environmental services	1,712	2,181	(d)	3,019	(e)	8,297	(f)	6,805	(e)

Total Segment Operating Income	$24,895	$27,013		$17,055		$90,685		$60,357

Segment operating margin
Fluids systems and engineering	16.2%	16.3%	(a)	11.4	%(b)	14.1%	(c)	10.6%	(b)
Mat and integrated services	10.6%	16.6%		9.0%		12.5%		11.8%
Environmental services	10.4%	11.9%	(d)	18.9	%(e)	11.9%	(f)	11.4%	(e)

Total Segment Operating Margin	14.9%	15.9%		11.8%		13.6%		10.9%
(a)	Includes $3.5 million of hurricane-related insurance gains. Excluding insurance gains, Fluids Systems and Engineering operating margins would be 13.5%.

(b)	Includes $0.6 million of hurricane-related insurance gains. Excluding insurance gains, Fluids Systems and Engineering operating margins would be 10.8% and 10.4% for the quarter and year ended, respectively.

(c)	Includes $4.3 million of hurricane-related insurance gains. Excluding insurance gains, Fluids Systems and Engineering operating margins would be 13.2%.

(d)	Includes $0.7 million of hurricane-related insurance gains. Excluding insurance gains, Environmental Services operating margins would be 8.1%.

(e)	Includes $0.9 million of hurricane-related insurance gains. Excluding insurance gains, Environmental Services operating margins would be 13.5% and 9.9% for the quarter and year ended, respectively.

(f)	Includes $0.8 million of hurricane-related insurance gains. Excluding insurance gains, Environmental Services operating margins would be 10.7%.

Newpark Resources, Inc.
Consolidated Balance Sheets
($000s)

	December 31,	December 31,
(Unaudited)	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$13,218	$7,956
Trade accounts receivable, less allowances	153,481	136,798
Notes and other receivables	2,740	12,572
Inventories	111,740	88,722
Deferred tax asset	22,970	16,231
Prepaid expenses and other current assets	13,014	13,413
Assets of discontinued operations	2,555	16,545

Total current assets	319,718	292,237

Property, plant and equipment, net	227,962	224,247
Goodwill	55,143	116,841
Deferred tax asset	6,119	—
Other intangible assets, net of accumulated amortization	11,623	12,809
Other assets	7,875	5,160

	$628,440	$651,294

LIABILITIES AND STOCKHOLDERS’ EQUITY
Foreign bank lines of credit	$10,938	$10,890
Current maturities of long-term debt	4,208	12,696
Accounts payable	43,859	46,565
Accrued liabilities	42,809	40,646
Liabilities of discontinued operations	181	891

Total current liabilities	101,995	111,688

Long-term debt, less current portion	198,186	185,933
Deferred tax liability	771	4,211
Other noncurrent liabilities	4,345	2,737

Common Stock	897	884
Paid-in capital	444,763	436,636
Unearned restricted stock compensation	—	(235)
Accumulated other comprehensive income	7,940	7,616
Retained deficit	(130,457)	(98,176)

Total stockholders’ equity	323,143	346,725

	$628,440	$651,294

Newpark Resources, Inc.
Reconciliation of Non-GAAP Earnings
($000s)

	Year Ended	Quarter Ended
(Unaudited)	12/31/2006	12/31/2006
Loss from continuing operations before taxes (as reported)	$(23,671)	$(59,773)

Goodwill & long lived asset impairment	72,636	72,636
Business insurance proceeds	(5,174)	—
Debt repayment fees	1,207	—
Legal & accounting expenses	3,275	1,259

Income from continuing operations (adjusted)	48,273	14,122
Tax effect	18,151	5,310

Income from continuing operations after tax (adjusted)	30,122	8,812

Diluted shares outstanding (a)	89,871	89,961

Non-GAAP Earnings per Share	$0.34	$0.10

(a)	Newpark is in a net loss position for the quarter and year ended December 31, 2006. When calculating EPS under the treasury stock method, dilutive shares are considered anti-dilutive when a company is a net loss position. For the purposes of the Reconciliation of non-GAAP Earnings, Newpark has considered those shares to be dilutive as the company is reconciling to an adjusted income position.
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